Jefferies & Co, Inc.
520 Madjson Ave. 12th Floor, New York, New York
Telephone (212) 284-255O  Fax (212) 284-2529
CORPORATE FINANCE

April 29, 2002


FLOOR DECOR, INC.
6001 Powerline Road
Fort Lauderdale, FL 33309
Attention. Mr. A.J Nassar, President

Ladies and Gentlemen:

1. Retention. This letter agreement (the Agreement) confirms that Floor Decor, Inc. (the "Company") a Delaware corporation, has engaged ("Jefferies") to act as exclusive financial advisor to and sole placement agent for the company in connection with the structuring, issuance and sale (the transaction) of up to $10,000,000 of equity securities of the Company (the "Securities"). During the term of the agreement, the Company agrees that it will not, directly or indirectly offer any of the securities or any similar securities for sale to, or solicit any offer to purchase any of the same from, or otherwise contact, approach or negotiate with respect thereto with any person or persons, other than through Jefferies as agent.

2. Information on the Company. In connection with Jefferies' activities hereunder, the Company will furnish Jefferies and its counsel with all materials and information regarding the business and financial condition of the Company (all such information so furnished being the "Information") and with a private placement memorandum with respect to the company and the Securities (such memorandum, including all exhibits or supplements thereto, the " Offering Materials"). The Company recognizes and confirms that Jefferies: (a) will use and rely solely on the information, the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this agreement without having independently verified the same;
(b) is authorized as the company's exclusive financial advisor and sole placement agent to transmit to any prospective purchaser of the securities a copy or copies of the Offering Materials, and the forms of purchase agreement and other legal documentation necessary or advisable in connection with the transactions contemplated hereby; (c) does not assume responsibility for the accuracy or completeness of the information, the Offering Materials or such other information; (d) will not make an appraisal of any assets or liabilities of the Company; and (e) retains the right to continue to perform due diligence on the Company during the course of the engagement.

3. Use of Name. The Company agrees that any reference to Jefferies in any release, communication, or other material is subject to Jefferies prior written approval, which may be given or withheld in its sole discretion. If Jefferies resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to Jefferies, despite any prior written approval that may have been give therefore.

4. Use of Advice. No statements made or advised render by Jefferies in connection with the services performed by Jefferies pursuant to this agreement will be quoted by, nor will any such statements or advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by, the Company or any person or corporation controlling, controlled by or under common control with, the company or any director, officer, employee, agent or representative of any such person, without the prior written authorization of Jefferies, which may be given or withheld in its sole discretion, except to the extent required by law (in which case the appropriate party shall so advise Jefferies in writing prior to such use and shall consult with Jefferies with respect to the form and timing of disclosure).

5. Compensation. In payment for services rendered and to be rendered hereunder by Jefferies, the


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Company agrees to pay to Jefferies as follows:

(a) Upon consummation of the sale of the securities, the company shall pay to Jefferies in cash a fee in an amount that is equal to 10% of the aggregate gross proceeds from the issuance of the Securities plus a portion to be paid in the stock of the company that is equal to the 3% of the aggregate proceeds from the issuance of the securities. In addition, if within two years of the date of this Agreement the Company undertakes (i)a financing, Jefferies shall be give the right, but not the obligation, to act as lead manager, co manager or financing advisor for such an offering and to receive an amount of the gross spread that is usual or customary in the circumstances for the role performed by Jefferies (such gross spread in such transactions will be mutually determined in good faith by such company and Jefferies and shall be based on the prevailing market for similar services; or (ii) a merger with or into, a consolidation with, a sale of all or substantially all of its assets to, or an acquisition of all or substantially all of the assets of, another person or group of affiliated persons (other than the company or its subsidiaries) in a transaction or series of related transactions (any such transaction, a "sale"), then Jefferies shall be given the right, but not the obligation, to act as a financial advisor to the company for such transaction or transactions. The retention and compensation of Jefferies for such subsequent transactions shall be outlined in a mutually agreeable separate agreement or agreements not considered part of this Agreement.

(b) In addition to the compensation to be paid to Jefferies as provided in
Section 5(a) hereof, without regard to whether any transaction is consummated or this agreement expires or is terminated, the Company shall pay to, or on behalf of Jefferies, promptly as billed, all fees, disbursements and out of pocket expenses incurred by Jefferies in connection with its services to be rendered hereunder (including without limitation the fees disbursements of Jefferies' counsel, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures) which shall not exceed $20,000 without the prior consent of the company not to be unreasonably withheld.

(c) Jefferies may resign at any time and the company may terminate Jefferies' services at any time, each by giving prior written notice to the other. If this agreement expires, Jefferies resigns or the Company terminates Jefferies services for any reason, Jefferies and its counsel shall be entitled to receive all of the amounts due pursuant to section 5(a) and 5(b) hereof up to and including the effective date of such expiration, termination or resignation, as the case may be. If Jefferies' services hereunder are terminated by the Company or this agreement expires and the Company completes a transaction similar to the transaction contemplated herein within one year of such termination or expiration, then the company shall pay Jefferies concurrently with the closing of such transaction in cash the fees as outlined in section 5(a).

d) No fee paid or payable to Jefferies or any of its affiliates shall be credited against any other fee paid or payable to Jefferies or any of its affiliates.

6. Representations and Warranties. The company represents and warrants to Jefferies that (a) this Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due execution by Jefferies, constitutes a legal, valid and binding agreement of the Company, enforceable against the company in accordance with its terms, and (b) the Information and the Offering Materials will not, when delivered nor at any time prior to or at the closing of the sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The company shall advise Jefferies promptly of the occurrence of any event or any other change prior to the closing which results in the Information or the Offering Materials containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7 Indemnity, Limitations of Liability. In partial consideration of the services to be rendered hereunder the Company shall indemnify Jefferies and certain other indemnified persons (as defined in Schedule A hereto) in accordance with Schedule A attached hereto. The company shall not and shall cause its affiliates and their respective directors, officers, employees, shareholders and agents not to, initiate any action or proceeding against Jefferies or any other Indemnified


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Person in connection with this engagement or the transactions unless such action or proceeding is based solely upon the bad faith or gross negligence of Jefferies or any such Indemnified Person. The parties hereto agree that Jefferies and the Indemnified Persons shall not, and shall not be deemed to, owe any fiduciary duties to the company under this agreement or otherwise.

8. Conditions of Placement. It is understood that the execution of this agreement shall not be deemed or construed as obligating Jefferies to purchase any of the securities and there is no obligation on the part of Jefferies to p1ace the securities. Without limiting the foregoing, Jefferies services to be performed her under are subject to certain conditions, including, among others,
(i) approval of Jefferies' underwriting assistance committee to be given or withheld in its sole discretion, (ii) satisfactory completion of due diligence on the Company by Jefferies, (iii) the form and terms of the securities being mutually acceptable to the Company, Jefferies and prospective purchasers of the securities, (iv) market conditions, and (v) no adverse change in the condition of the Company.

9. Survival of Certain Provisions. The indemnity and contribution agreements contained in Schedule A to this Agreement and the provision of Sections 2,3,4,5,6,7,12,13, 14, 15 and 18 of this Agreement and this Section 9 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of Jefferies, or by or on behalf of any affiliate of Jefferies or any person controlling or controlled by either, (b) completion of the sale of the Securities, (c) the resignation of Jefferies services or (d) any amendment, expiration or termination of this agreement and shall be biding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, Jefferies, and the Indemnified Persons.

10. Notices. Notice given pursuant to any of the provisions of this agreement shall be in writing and shall be mailed or delivered (a) if to the company, at the address set forth above, and (b) if to Jefferies, at the offices of Jefferies at 11100 Santa Monica Blvd. Ste. 1000. Los Angeles, California 90025, Attention: Jerry M. Gluck Executive Vice President and General Counsel.

11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument

12. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this agreementmade without such consent may be void, at the option of the non assigning party.

13. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the company, Jefferies and the other Indemnified persons referred to in schedule A hereof and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this agreement.

14. Construction and Choice of Law. This agreement, together with Schedule A attached hereto, incorporates the entire understanding of the parties and supercedes all previous agreements relating to the subject matter hereof should they exist. This agreement and any issue arising out of or relating to the parties relationship hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regards to priciples conflicts of law.

15. Jurisdiction and Venue. Each party hereto consents specifically to the exclusive jurisdiction of the federal courts of the United States sitting in the Southern District of New York, or if such federal court declines to exercise jurisdiction over any action filed pursuant to this Agreement, the courts of the State of New York sitting in the county of New York, and any court to which an appeal may be taken in connection with any action filed pursuant to this Agreement, for the purposes of all legal proceedings arising out of all relating to this agreement. In connection with the foregoing consent, each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the court's exercise of personal jurisdiction over each party to this Agreement or the line of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party further irrevocably waives its right to a trial by jury and consents that service of process maybe effected in any manner permitted under the laws of the State of New York.

16. Headings. The section headings in this agreement have been insert as a matter of convenience of reference and are not part of this Agreement.


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17. Press Announcements. At any time after the consummation or other public announcement of the sale of the Securities, Jefferies may place an announcement in such newspapers and publications as it may choose, stating that Jefferies has acted as exclusive financial advisor and sole placement agent to the Company in connection with the transaction.

18. Amendment. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

19. Term. Except as provided herein, this agreement shall run from the date of this letter to a date of one year thereafter, unless extended by mutual consent of the parties (the Term).

Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Jefferies as of the date first above written.

Sincerely,

JEFFERIES & COMPANY, INC.
Name: Clifford Siegel

Accepted and Agreeed

FLOOR DECOR, INC.
AJ Nassar
President